INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration
Statement of Integon Corporation on Form S-3 of our reports dated January 22, 1997, appearing in the Annual Report on Form 10-K of Integon Corporation for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Winston-Salem, North Carolina

June 12, 1997